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                                                                      EXHIBIT 12


               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1992 through 1996
                    and Twelve Months Ended January 31, 1997
                       (in thousands except ratio amounts)

                                 January 31,
                                     1997        1996        1995       1994       1993       1992
                                     ----        ----        ----       ----       ----       ----
Earnings:
    Net income from
      continuing operations        $ 51,776    $ 48,562    $ 40,310    $35,506    $37,534    $35,310
    Income taxes                     33,043      30,928      25,442     21,407     23,427     21,259
    Fixed charges                    37,309      37,009      35,651     29,736     26,715     26,246
                                   --------    --------    --------    -------    -------    -------
      Total Adjusted Earnings      $122,128    $116,499    $101,403    $86,649    $87,676    $82,815
                                   ========    ========    ========    =======    =======    =======

Fixed Charges:
    Interest                       $ 35,216    $ 34,511    $ 33,224    $27,671    $24,870    $24,570
    Amortization of debt
      expense                           349         345         336        334        192        180
    One-third of rental expense       1,744       2,153       2,091      1,731      1,653      1,496
                                   --------    --------    --------    -------    -------    -------
      Total Fixed Charges          $ 37,309    $ 37,009    $ 35,651    $29,736    $26,715    $26,246
                                   ========    ========    ========    =======    =======    =======
Ratio of Earnings to Fixed
  Charges                              3.27        3.15        2.84       2.91       3.28       3.16
                                       ====        ====        ====       ====       ====       ====










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